Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DSP GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-2683643
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2580 North First Street, Suite 460 San Jose, CA	95131
(Address of Principal Executive Offices)	(Zip Code)

DSP GROUP, INC.

Individual Non-Qualified Stock Option Agreements, each granted on October 31, 2007

(Full Title of the Plan)

Eliyahu Ayalon

Chairman and Chief Executive Officer

DSP Group, Inc.

2580 North First Street, Suite 460

San Jose, CA 95131

(Name and Address of Agent For Service)

408/986-4300

(Telephone Number, Including Area Code,

of Agent For Service)

With a copy to:

Bruce Alan Mann, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Calculation of Registration Fee

Title of Securities to be Registered	Number of Shares to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	235,000	$15.79 (2)	$3,710,650 (2)	$113.92 (2)

(1)	This Registration Statement on Form S-8 registers 235,000 shares of the Registrant’s Common Stock issuable pursuant to exercise of options granted pursuant to individual non-qualified stock option agreements, each granted on October 31, 2007. The options were granted as a material inducement of employment to the former employees of the cordless and VoIP terminals business of NXP B.V., which business the Registrant acquired on September 4, 2007.

(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933 on the basis of the exercise price of $15.79 per share of the Registrant’s Common Stock.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “1933 Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the 1933 Act.

Item 2.	Registration Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) Prospectus) and other documents required to be delivered to eligible employees pursuant to Rule 428(b) of the 1933 Act are available without charge by contacting: DSP Group, Inc., Secretary, 2580 North First Street, Suite 460, San Jose, CA 95131. The telephone number at the referenced address is 408-986-4300.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

DSP Group, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 16, 2007, which includes audited financials for the Registrant’s latest fiscal year.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 8, 2007.

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the SEC on August 9, 2007.

(d)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed with the SEC on November 9, 2007.

(e)	The Registrant’s Current Report on Form 8-K filed with the SEC on January 24, 2007.

(f)	The Registrant’s Current Report on Form 8-K filed with the SEC on April 26, 2007.

(g)	The Registrant’s Current Report on Form 8-K filed with the SEC on May 14, 2007.

(h)	The Registrant’s Current Report on Form 8-K filed with the SEC on July 23, 2007.

(i)	The Registrant’s Current Report on Form 8-K filed with the SEC on September 7, 2007.

(j)	The Registrant’s Current Report on Form 8-K filed with the SEC on October 31, 2007.

(k)	The Registrant’s Current Report on Form 8-K filed with the SEC on November 6, 2007.

(l)	The Registrant’s Current Report on Form 8-K/A filed with the SEC on November 20, 2007.

(m)	The Registrant’s Proxy Statement relating to its 2007 annual meeting of stockholders held on May 14, 2007 filed with the SEC on April 9, 2007.

(n)	All other reports filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K described in (a) above.

(o)	The Registrant’s Registration Statement on Form 8-A (File No. 000-23006) filed with the SEC on December 3, 1993, in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock, 0.001 per value (the “Common Stock”).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the 1933 Act. The Registrant’s Bylaws also provide for mandatory indemnification of its directors and executive officers, to the fullest extent permissible under Delaware law.

The Registrant’s Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company may not be personally liable to the company or its stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for (a) any breach of their duty of loyalty to the company or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions or (d) any transaction from which the directors derived an improper personal benefit. The Registrant’s Restated Certificate of Incorporation also provides that the Registrant may indemnify any director or officer to the maximum extent provided by Delaware law, and that such right of indemnification shall continue as to a person who has ceased to be a director or officer of the Registrant. Responsibility for determinations with respect to such indemnification will be made by the Registrant’s Board of Directors.

In addition, the Registrant has entered into indemnity agreements with its directors and certain of its executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures the Registrant’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit No.	Description

4.1	Form of Non-Qualified Stock Option Agreement Providing for the Grant of Options as a Material Inducement of Employment.

5.1	Opinion of Morrison & Foerster LLP as to the legality of the securities being registered.

23.1	Consent of Deloitte Accountants B.V., independent registered public accounting firm.

23.2	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm.

23.3	Consent of Morrison & Foerster LLP (contained in the opinion of counsel filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 21, 2007.

DSP GROUP, INC.

By:	/s/ Eliyahu Ayalon
Eliyahu Ayalon
Chairman and Chief Executive Officer

POWER OF ATTORNEY AND ADDITIONAL SIGNATURES

Each person whose signature appears below constitutes and appoints Eliyahu Ayalon and Dror Levy, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstituiton, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue thereof.

Further, pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Eliyahu Ayalon Eliyahu Ayalon	Chairman and Chief Executive Officer (Principal Executive Officer)	November 21, 2007

/s/ Dror Levy Dror Levy	Vice President of Finance, Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	November 21, 2007

/s/ Gertjan Kaat Gertjan Kaat	Director	November 21, 2007

Signature	Title	Date

/s/ Zvi Limon Zvi Limon	Director	November 21, 2007

/s/ Yair Shamir Yair Shamir	Director	November 21, 2007

/s/ Yair Seroussi Yair Seroussi	Director	November 21, 2007

/s/ Louis Silver Louis Silver	Director	November 21, 2007

/s/ Patrick Tanguy Patrick Tanguy	Director	November 21, 2007

Exhibit Index

Exhibit No.	Description

4.1	Form of Non-Qualified Stock Option Agreement Providing for the Grant of Options as a Material Inducement of Employment.

5.1	Opinion of Morrison & Foerster LLP as to the legality of the securities being registered.

23.1	Consent of Deloitte Accountants B.V., independent registered public accounting firm.

23.2	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global.

23.3	Consent of Morrison & Foerster LLP (contained in the opinion of counsel filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).